Exhibit AA

                                                               Execution Version

                       AMENDMENT NO. 1 TO ESCROW AGREEMENT

     This Amendment No. 1, dated January 27, 2009 (the "Amendment No. 1"), is entered into by and among Harbinger Capital Partners Master Fund, Ltd., an exempted company organized under the laws of the Cayman Islands ("Harbinger Master"), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership ("Harbinger Special" and, together with Harbinger Master, "Harbinger"), and Wells Fargo Bank, National Association, as escrow agent ("Escrow Agent"). Harbinger and the Escrow Agent are referred to herein as the "Parties" and individually as a "Party." Capitalized terms not otherwise defined herein shall have the same meaning given to them in the Escrow Agreement (as defined below).

                                    RECITALS

     Harbinger and the Escrow Agent are parties to that certain Escrow Agreement, dated as of November 7, 2008 (the "Agreement"); and

     Section 4.7 of the Agreement provides that Harbinger and the Escrow Agent may amend in writing the Escrow Agreement; and

     Harbinger and the Escrow Agent desire to amend the Agreement.

     Therefore, in consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     1. Amendment to Section 1.1. Section 1.1. is hereby amended and restated in its entirety to read as follows:

     Section 1.1. Escrow Property.

          (a) Receipt of Remaining Shares. The Escrow Agent acknowledges receipt of the Remaining Shares from the Stockholder pursuant to the terms of the Transfer and Termination Agreement.

          (b) Potential Privately Purchased Shares. At any time and from time to time after the date of this Agreement, Harbinger may, but is under no obligation to, arrange for the purchase of shares of common stock, par value $0.01 per share ("Voting Common Stock") of the Company or non-voting common stock, par value $0.01 per share ("Non-Voting Common Stock") of the Company in one or more privately negotiated transactions from the Company or a third-party (any such shares of Voting Common Stock and/or Non-Voting Common Stock are hereinafter referred to as "Private Purchase Shares"). In the event Harbinger arranges for the purchase of Private Purchase Shares,
     (i) Harbinger shall provide the Escrow Agent with the funds necessary to consummate such purchase, and (ii) upon receipt of such funds from Harbinger, and the direction of any authorized person as identified in writing by Harbinger, who shall initially include Philip Falcone, Jeffrey Kirshner, Robert Lambert and Kenny Turano (any such person, an "Authorized Person"), the Escrow Agent shall acquire and accept from any such seller, all of such seller's right, title and interest in and to such Private Purchase Shares, and shall hold such Private Purchase Shares in accordance with the terms of this Agreement.

          (c) Potential Open Market Purchased Shares. At any time and from time to time after the date of this Agreement, Harbinger may, but is under no obligation to, arrange for the purchase of shares of Voting Common Stock of the Company in one or more open-market transactions from the Company or a third-party (any such shares of Voting Common Stock are hereinafter referred to as "Open Market Shares"). In the event Harbinger arranges for the purchase of Open Market Shares, (i) Harbinger shall provide the Escrow Agent with the funds necessary to consummate such purchase, and (ii) upon receipt of such funds from Harbinger and the direction of an Authorized Person, the Escrow Agent shall acquire and accept from any such seller, all of such seller's right, title and interest in and to such Open Market Shares, and shall hold such Open Market Shares in accordance with the terms of this Agreement. The acquisition of Open Market Shares by the Escrow Agent shall be executed by the Escrow Agent's Depository Trust Corporation ("DTC") participant (the "Participant") via DTC's Direct Registration System ("DRS"). The commission for any purchases or sales of Open Market Shares shall be $0.02 per share. An Authorized Person may direct the purchase of Open Market Shares in any manner generally accepted by the Participant for executing DRS transactions on behalf of customers. The Escrow Agent shall not be liable for the purchase price of the Open Market Shares which upon instruction will be purchased on a best effort basis.

          (d) Potential Tendered Shares. At any time and from time to time after the date of this Agreement, Harbinger may, but is under no obligation to, arrange for the purchase of shares of Voting Common Stock of the Company pursuant to one or more tender offers made to the holders of Voting Common Stock (any such shares of Voting Common Stock are hereinafter referred to as "Tendered Shares"). In the event Harbinger arranges for the purchase of Tendered Shares, (i) Harbinger shall engage a depositary to receive tenders of Tendered Shares, and deposit with such depositary the funds necessary to pay the purchase price for those Tendered Shares accepted for payment, and
     (ii) the Escrow Agent shall acquire and accept via free delivery from such depositary all such Tendered Shares, including all of the seller's of such Tendered Shares right, title and interest in and to such Tendered Shares, and shall hold such Tendered Shares in accordance with the terms of this Agreement.

          (e) Company Distributions. If prior to the final distribution of the Escrow Property (as defined below) pursuant to Section 1.3 of this Agreement the Company effects any split, combination or reclassification of its Voting Common Stock or Non-Voting Common Stock, or declares or pays any dividend or other distribution payable to the holders of its Voting Common Stock or Non-Voting Common Stock in additional shares of Voting Common Stock, Non-Voting Common Stock, other securities or other property other than cash dividends ("Non-Cash Distributions"), or any cash dividends ("Cash Distributions" and, together with Non-Cash Distributions, "Distributions"), then the Escrow Agent shall hold, deliver and transfer any such Distributions in accordance with the terms of this Agreement. The Remaining Shares, the Private Purchase Shares (if any), the Open Market Shares (if any), the Tendered Shares (if any) and any such Distributions are hereinafter referred to as the "Escrow Property."

     2. Amendment to Section 1.2. Section 1.2. is hereby amended and restated in its entirety to read as follows:

     Section 1.2. Title, Voting Rights; Distributions and Investments. Until such time as the Escrow Agent transfers and delivers the Escrow Property in accordance with Section 1.3 of this Agreement, (a) title to the Escrow Property shall remain in the Escrow Agent and the Remaining Shares, the Private Purchase Shares (if any), the Open Market Shares (if any), the Tendered Shares (if any), and any other portion of the Escrow Property consisting of securities issued by the Company shall remain registered on the books of the Company in the name of the Escrow Agent or its nominees; and (b) the Escrow Agent shall have the right, but not the obligation, to exercise all voting rights associated with the Remaining Shares, the Private Purchase Shares (if any), the Open Market Shares (if any), the Tendered Shares (if any), and any other portion of the Escrow Property consisting of securities issued by the Company. The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Cash Distributions and any investment income thereon as set forth in Exhibit A hereto, or as set forth in any subsequent written instruction signed by Harbinger. Any investment earnings and income on the Cash Distributions shall become part of the Escrow Property, and shall be disbursed in accordance with Section 1.3 of this Agreement.

     3. Full Force and Effect. Except as expressly amended and restated pursuant to this Amendment No. 1, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects.

     4. Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state without regard to the conflicts or choice of law provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

     5. Entire Agreement. This Amendment No. 1, together with the Agreement and the Transfer and Termination Agreement set forth the entire agreement and understanding of the Parties related to the Escrow Property.

     6. Counterparts. This Amendment No. 1 may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

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     IN WITNESS  WHEREOF,  this Amendment No. 1 has been duly executed as of the date first written above.


                                     HARBINGER CAPITAL PARTNERS MASTER
                                     FUND I, LTD.

                                     By: Harbinger Capital Partners Offshore
                                         Manager, L.L.C., as investment manager


                                     By:  /s/ Philip Falcone
                                         ---------------------------------------
                                     Name:  Philip Falcone
                                     Title: Vice President and Senior Managing
                                            Director


                                     HARBINGER CAPITAL PARTNERS SPECIAL
                                     SITUATIONS FUND, L.P.

                                     By: Harbinger Capital Partners Special
                                         Situations GP, LLC, as general partner


                                     By:  /s/ Philip Falcone
                                         ---------------------------------------
                                     Name:  Philip Falcone
                                     Title: Vice President and Senior Managing
                                            Director



                                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                     as Escrow Agent

                                     By:  /s/ Robert L. Reynolds
                                         ---------------------------------------
                                     Name:    Robert L. Reynolds
                                     Title:   Vice President